Exhibit 99.1

Egalet Reports Fourth Quarter and Full Year 2015 Financial Results

Wayne, Penn. — March 8, 2016 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative treatments for pain and other conditions, today reported financial results for the fourth quarter and year ended December 31, 2015.

“In the fourth quarter Egalet submitted an NDA for ARYMO ER, an abuse-deterrent, extended-release morphine product candidate developed using our proprietary Guardian™ Technology,” said Bob Radie, Egalet’s president and chief executive officer. “The recent acceptance of the ARYMO ER file by the FDA takes us one step closer to adding to our portfolio of treatment options for patients suffering from pain.”

Fourth Quarter and Full Year 2015 Financial Results:

•                  Cash Position: As of December 31, 2015, Egalet had cash and marketable securities totaling $145.7 million.

•                  Revenue: There were net product sales of $4.2 million for the year ended December 31, 2015 compared to $0 for the year ended December 31, 2014. For the fourth quarter ended December 31, 2015, there were net product sales of $2.1 million compared to $0 for the fourth quarter of 2014. The increase was due to the launch of SPRIX® (ketorolac tromethamine) Nasal Spray and OXAYDO™ (oxycodone HCI, USP) tablets for oral use only —CII. Related party revenues increased from $1.9 million for the year ended December 31, 2014 to $18.6 million for the year ended December 31, 2015. The increase was due to the termination of the collaboration agreement with Shionogi which resulted in the recognition of $16.9 million in related party revenues that otherwise would have been classified as deferred revenue as of December 31, 2015 and recognized as revenue over the life of the agreement.

•                  Cost of Sales: Cost of sales was $3.3 million for the year ended December 31, 2015 and $2.6 million for the fourth quarter of 2015 related to the sales of SPRIX and OXAYDO, which began in 2015. Of the cost of sales in 2015, $1.7 million is related to an inventory write down predominantly due to SPRIX product expiration which was purchased from Luitpold as part of the initial acquisition of the product. The cost of sales for SPRIX (excluding product amortization rights) reflects the fair value of finished goods inventory that was acquired as part of the acquisition and was dispensed to patients during the period. The cost of sales for OXAYDO (excluding product amortization rights) reflects the average costs of inventory dispensed to patients during the period.

•                  G&A Expenses: General and administrative expenses increased to $26.5 million for the year ended December 31, 2015 compared to $15.7 million for 2014. General and administrative expenses for the fourth quarter ended December 31, 2015 were $10.3 million compared to

$4.0 million for fourth quarter ended December 31, 2014. This was primarily attributable to FDA regulatory fees and increases in salary and benefits due to an increase in headcount, as well as an increase in professional and administrative fees as Egalet expanded operations in 2015. These increases were offset by a decrease in stock compensation expense.

•                  S&M Expenses: Sales and marketing expenses increased to $16.3 million for the year ended December 31, 2015 from $946,000 in the year ended December 31, 2014 and sales and marketing expenses increased to $5.2 million for the fourth quarter ended December 31, 2015 compared to $420,000 for the fourth quarter ended December 31, 2014. The increase in sales and marketing expenses was related to the establishment of the commercial operations in the United States and launch activities for SPRIX and OXAYDO. Expenses for the year ended December 31, 2015 consisted primarily of salary, benefits and costs related to the contract sales force, as well as sales and marketing operations for SPRIX and OXAYDO.

•                  R&D Expenses: Research and development expenses increased to $27.1 million for the year ended December 31, 2015 from $22.4 million for the year ended December 31, 2014. Research and development expenses for the fourth quarter ended December 31, 2015 were $7.3 million compared to research and development expenses of $5.9 million for the same period in 2014. The increase was driven primarily by an increase in development costs for Egalet-002 offset by a decrease in ARYMO ER development expenses and a decrease in stock compensation expense.

•                  Interest Expense: Interest expense increased to $7.5 million for the year ended December 31, 2015 from $7.1 million for the same period in 2014. Interest expense for the fourth quarter ended December 31, 2015 was $2.3 million compared to interest income of $4,000 for the same period in 2014. Interest expense for the year ended December 31, 2014 was primarily attributable to the recognition of the unamortized premium upon conversion of related party senior convertible debt in connection with Egalet’s initial public offering in February 2014. Interest expense for the year ended December 31, 2015 was primarily attributable to the interest expense on the 5.50% convertible notes and the Hercules loan.

•                  Net Loss: Net loss for the year ended December 31, 2015 was $57.9 million, or $2.94 per share, compared to a net loss of $43.2 million, or $2.97 per share, for the year ended December 31, 2014. The net loss for the fourth quarter ended December 31, 2015 was $6.8 million, or $0.28 per share, compared to a net loss of $8.5 million, or $0.52 per share, for the quarter ended December 31, 2014.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has two approved products: OXAYDO™ (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using its proprietary Guardian™ Technology, Egalet is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, ARYMO ER ER®, formerly known as Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Full additional information on Egalet, please visit egalet.com. For full prescribing information on SPRIX, please visit sprix.com and for OXAYDO please visit oxaydo.com. For full prescribing information on SPRIX, including the black box warning, please visit sprix.com. For full prescribing information on OXAYDO, please visit oxaydo.com.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of Egalet’s product candidates; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to service its debt obligations; Egalet’s ability to find and hire qualified sales professionals; the receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275

Tables Follow

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	December 31,
(in thousands)	2014	2015

Assets
Current assets:
Cash and cash equivalents	$52,738	$46,665
Marketable securities, available for sale	—	99,042
Accounts receivable	—	295
Related party receivable	679	57
Inventory	—	1,837
Prepaid expenses and other current assets	698	1,295
Other receivables	1,011	1,047
Total current assets	55,126	150,238
Intangible assets, net	184	10,380
Property and equipment, net	4,417	7,801
Deposits and other assets	843	3,997
Total assets	$60,570	$172,416
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,209	$7,417
Accrued expenses	2,554	7,616
Deferred revenue	588	10,128
Debt - current	—	3,320
Other current liabilities	78	183
Total current liabilities	7,429	28,664
Debt - non-current portion, net	—	52,442
Deferred income tax liability	25	1,084
Deferred revenue - non-current portion	8,855	—
Derivative liability	—	656
Other liabilities	—	346
Total liabilities	16,309	83,192

Stockholders’ equity
Common stock—$0.001 par value at December 31, 2014 and 2015; 75,000,000 shares authorized at December 31, 2014 and 2015; 17,283,663 and 25,085,554 shares issued and outstanding at December 31, 2014 and 2015, respectively	17	25
Additional paid-in capital	121,028	223,784
Accumulated other comprehensive loss	(171)	(41)
Accumulated deficit	(76,613)	(134,544)
Total stockholders’ equity	44,261	89,224
Total liabilities and stockholders’ equity	$60,570	$172,416

Egalet Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Year Ended		Three months ended
	December 31,		December 31,
(in thousands)	2014	2015	2014	2015
Revenues
Net product sales	$—	$4,184	$—	$2,119
Related party revenues	1,920	18,646	826	17,261
Total revenue	1,920	22,830	826	19,380

Cost and Expenses
Cost of sales (excluding amortization of product rights)	—	3,271	—	2,621
Amortization of product rights	—	1,958	—	490
General and administrative	15,715	26,474	4,037	10,294
Sales and marketing	946	16,289	420	5,154
Research and development	22,395	27,054	5,908	7,298
Total costs and expenses	39,056	75,046	10,365	25,857
Loss from operations	(37,136)	(52,216)	(9,539)	(6,477)

Other (income) expense:
Change in fair value of derivative liability	—	(260)	—	(441)
Interest expense, net	7,079	7,477	(4)	2,340
Other gain	(1,045)	(864)	(1,028)	(862)
(Gain) loss on foreign currency exchange	(3)	82	(3)	(5)
	6,031	6,435	(1,035)	1,032
Loss before provision (benefit) for income taxes	(43,167)	(58,651)	(8,504)	(7,509)
Provision (benefit) for income taxes	47	(718)	(37)	(722)
Net loss	$(43,214)	$(57,933)	$(8,467)	$(6,787)
Per share information:
Net loss per share of common stock, basic and diluted	$(2.97)	$(2.94)	$(0.52)	$(0.28)
Weighted-average shares outstanding, basic and diluted	14,556,927	19,738,042	16,402,952	24,353,109